EXHIBIT 10.25

                     ASSET PURCHASE AGREEMENT
                              BETWEEN
                         KRAFT FOODS, INC.
                NORTH AMERICAN FOODSERVICE DIVISION
                                AND
                          ORANGE-CO, INC.



                     ASSET PURCHASE AGREEMENT



          THIS Agreement is entered into as of this 28th day of June, 1996 by and between the North American Foodservice
Division of Kraft Foods, Inc., a Delaware corporation ("Seller"), and Orange-Co, Inc., a Florida corporation ("Buyer").

          Subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller (subject to certain associated liabilities, as set forth in Section 1.03) and Seller desires to sell to Buyer (subject to Buyer assuming such liabilities) the business, assets and properties, operating as a going concern, which constitute Seller's BIRDS EYE(R) and GOLD `N RICH(R) frozen concentrated juice products for foodservice business in the United States, its territories, Puerto Rico and to the U.S. Military (collectively, the "Business").

          The parties hereto agree as follows:

                            ARTICLE 1

                   PURCHASE AND SALE OF ASSETS

Section 1.01   Basic Transaction.

     (a) Purchased Assets. Except as otherwise provided below, on and subject to the terms set forth in this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, assign, transfer, and deliver at the Closing (as defined in Section 1.04 below) to Buyer all properties, assets, goodwill and other rights owned by Seller or any affiliate of Seller of every kind and nature whatsoever, tangible or intangible, and wherever located, of the Business, as set forth below, which are used exclusively in the Business (the "Purchased Assets"), including but not limited to the following:

               (i) all Birds Eye Juice Dispenser Installment Sales Contracts and contingent installment payments arising therefrom and Seller-Owned Equipment Agreements and Agency Agreements(as set forth in Schedules 1.01(a)(i) and (a)(ii) relating to the Business;

               (ii) all rights existing under leases (of personal property) used exclusively in the Business, and contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements used exclusively in the Business, including without limitation, all such leases, contracts and agreements described in the Schedules to this Agreement;

               (iii)     all machinery and equipment  used
          exclusively in the Business, including but not limited to the processing equipment located at Indian River Foods more fully described in Schedule 1.01(a)(iii);

               (iv) all production supplies, spare parts (set forth in Schedule 1.01(a)(iv)), and other miscellaneous supplies of any kind used exclusively in the Business;

               (v) all beverage dispensing equipment for frozen concentrated juice products and associated spare parts used exclusively in the Business;

               (vi) all patents, set forth on Schedule 4.11, which are specifically marked as being included in the Purchased Assets; all know-how, processes, trade secrets and confidential information used exclusively in the Business;

               (vii) all trademarks, set forth on Schedule 4.11, marked as being included in the Purchased Assets; all rights relating to the Business under the Trademark License set forth on Schedule 4.11; all registered and unregistered copyrights used exclusively in the Business; all trade dress associated with the trademarks and the trademark licenses to be acquired as the Purchased Assets; and all registrations for, and applications for registration of, any of the foregoing; and all goodwill and going concern value of the Business;

               (viii) all formulae (secret or otherwise), data, engineering, technical and shop drawings, blue prints, art work, and specifications used exclusively in the Business;

               (ix) all business records, tangible data, documents, files, customer and supplier lists, operations or maintenance manuals, credit information and sales literature of the Business; provided, however, that credit information shall be limited to customer payment records and the current status of customer accounts; further provided that Seller may retain copies of the foregoing for its records, and, further provided, that Seller shall have the right to use in its ongoing business operations any of the foregoing materials which were not used by Seller exclusively by Seller for the Business;

               (x) all of Seller's right, title and interest in and to all licenses and permits of the Business to the extent transferable; and

               (xi) all advertising and point of sale materials, including artwork, which does not include trademarks of Seller other than BIRDS EYE(R) and GOLD'N RICH(R) in the United States.

          The Purchased Assets shall be conveyed free and clear of all liabilities, obligations, liens and encumbrances excepting
Assumed Liabilities and liens and encumbrances which are specifically disclosed herein or expressly permitted by the terms hereof or established by this Agreement and the Exhibits and Attachments referred to herein.

     (b) Excluded Assets. Notwithstanding the foregoing, the parties agree that the following are expressly excluded from this purchase and sale and are not included in the Purchased Assets
(the "Excluded Assets"):

               (i) Seller's rights under or pursuant to this Agreement and other agreements with Buyer contemplated hereby;

               (ii) Seller's minute books and stockholder and stock transfer records and similar corporate records;

               (iii) any of Seller's cash and cash equivalents and bank accounts;

               (iv) accounts receivable arising out of the Business from sales of juice inventory through the Closing Date;

               (v) insurance policies and claims thereunder, claims for and rights to receive tax refunds, all tax returns of the Business and any notes, worksheets, files or documents related thereto;

              (vi) any patents and trademarks and other intellectual property rights of Seller or its affiliates which are not set forth on Schedule 4.11 and specifically marked as being included in the Purchased Assets or specifically encompassed by one of the enumerated clauses of Section 1.01(a), and rights under the Trademark License set forth on Schedule 4.11 which do not relate to the Business.

             (vii) formulas for frozen concentrate products sold under trademarks other than BIRDS EYE(R) or GOLD `N RICH(R) in the United States.

             (viii) all general research and development work except for specific research and development work related exclusively to the business;

               (ix) all claims relating to Excluded Assets or Excluded Liabilities; and

               (x) all assets other than the assets included within the Purchased Assets.

Section 1.02   Consideration for Purchased Assets.

     (a)  Aggregate Consideration.  At the Closing (as defined in
Section 1.04), Buyer will assume the Assumed Liabilities (as defined in Section 1.03) and pay to Seller the sum of US Two Million Two Hundred Fifty Thousand Dollars (US$2,250,000.00) by certified check or by wire transfer of immediately available funds in the United States, as Seller shall direct Buyer.

Section 1.03   Assumption of Liabilities.

     (a) Liabilities Assumed. Subject to the conditions specified in this Agreement, and as additional consideration for the sale and transfer of the Purchased Assets, Buyer will assume on the Closing Date and pay, discharge or perform when due the following liabilities and obligations, whether fixed, absolute or contingent, matured or unmatured, of Seller with respect to the Business as they exist on the Closing Date, including any claims in respect thereof (hereinafter referred to as the "Assumed Liabilities"):

               (i) Seller's liabilities and obligations under the contracts or commitments relating to the Business listed on the Schedules to this Agreement and under contracts or commitments which are not required to be listed thereon or herein because of materiality (as defined in Section 4.12(a)) limitations set forth herein, and liabilities and obligations incurred after the date hereof in the ordinary course of business to the extent not paid prior to the Closing Date, provided, however, that Buyer shall not be required to assume any liability for juice product-related inventory purchased by Seller and sold to customers prior to the Closing Date;

               (ii) all liabilities and obligations for trade promotion and marketing programs (including, without limitation, trade allowance programs and end-user rebate programs, regardless of when issued) related to product shipments on and after the Closing Date. For those promotions and programs (set forth in Schedule 1.03(a)(ii)) which begin before the Closing Date and end after the Closing Date, Buyer assumes the proportional liability for the volume of product shipped on and after the Closing Date, as related to the total volume of product shipped during the entire promotion or program;

               (iii) all liabilities and obligations for all consumer or governmental complaints, trade complaints, product liability claims, written product guarantees set forth on the packaging therefore and returned unsaleable merchandise which arise from the sale of product packed by or purchased by Buyer;

               (iv) Seller's liabilities and obligations under the contracts and commitments relating to the repair and maintenance of the frozen juice dispensing equipment provided to distributors and other customers of the Business; and

               (v)  all liabilities and obligations of the
          Business which arise or are incurred on or after the Closing Date, except for those liabilities and obligations which so arise or are so incurred but are Excluded Liabilities.

     (b) Excluded Liabilities. Buyer will not assume or be liable for any of the following liabilities or obligations (herein referred to as "Excluded Liabilities") and, notwithstanding any implication to the contrary above, none of the following liabilities or obligations are "Assumed Liabilities" for purposes of this Agreement:

               (i) any of Seller's liabilities or obligations under this Agreement and the other agreements with Buyer contemplated hereby;

               (ii) any of Seller's liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation, attorneys' and accountants' fees;

               (iii)     any liability or obligation of Seller
          with respect to federal, state, local or foreign taxes taxes; and any liability for interest, penalties or additions to any of such taxes;

               (iv) any of Seller's obligations or liabilities which relate to any bonus, retirement, retiree, disability, pension, profit sharing, stock bonus, thrift, incentive, deferred or other compensation or welfare benefit plan, program or arrangement;

               (v) any liability or obligation of Seller which relates to the Excluded Assets;

               (vi) any liabilities or obligations arising out of any litigation, suit or action, or incurred as a result of any act, omission or negligence of Seller and Seller's products distributed prior to the Closing Date;

               (vii) any liability or obligation which arises from waste, hazardous waste or any other substance, matter or materials which Seller has, or has caused to be, transported and disposed off-site; and

               (viii)    any other liability or obligation of
          Seller not assumed by Buyer under Section 1.03(a) hereof.

Section 1.04  The Closing.

     The closing of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement (the "Closing") will take place at the White Plains, NY offices of Seller, at 9:00 a.m. local time on June 28, 1996 or at such other place or on such other date as is mutually agreeable to the parties; provided, however, that if any of the conditions to the Closing set forth in this Agreement have not been satisfied or waived by the party entitled to the benefit of such condition, the Closing will take place on the third business day after all conditions have been satisfied or waived. The date and time of the Closing are herein referred to as the "Closing Date." The Closing will be effective as of the close of business on June 30, 1996, or such other time as mutually agreed upon by both the Seller and the Buyer.

Section 1.05 Procedures at Closing. At the Closing, the parties shall take the following steps in the order listed below
(provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

      (a) Seller shall deliver to Buyer the deliveries required pursuant to Section 2.01(f).

     (b) Buyer shall deliver to Seller the deliveries required pursuant to Section 2.02(e).

     (c) Buyer shall deliver the Purchase Price to Seller, by certified check made payable to Seller or by wire transfer in immediately available funds in the United States, as Seller shall direct to Buyer.

     (d) Buyer and Seller shall execute and deliver a cross receipt acknowledging receipt from the other of the respective deliveries.

                            ARTICLE 2

                      CONDITIONS TO CLOSING

Section 2.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) the representations and warranties set forth in Article 4 hereof, both individually and considered as a whole, shall have been true and correct in all material respects as of the date hereof and such representations and warranties shall be true and correct in all material respects at and as of the Closing Date except where the failure to be true or correct would not have a material adverse effect (a "MAE") on the Business;

     (b) Seller will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement;

     (c) except for such changes that are attributable in whole or in part to the announcement of or knowledge with respect to the transactions contemplated by this Agreement, there will have been no material adverse change in the financial condition, business, assets, or employee, customer, or supplier relations of the Business (exclusive of the Excluded Assets and Excluded Liabilities), and there will have been no casualty loss or damage to the Purchased Assets which is material to such Purchased Assets taken as a whole (whether or not covered by insurance);

     (d) the consents, approvals, or other actions by third parties that are required for the consummation of the transactions contemplated hereby and are indicated in Schedule 4.15 as being a condition to Closing for Buyer will have been obtained;

     (e) no action, proceeding or investigation by or before any court or governmental or administrative body initiated by a governmental or administrative entity will be pending, wherein a judgment, decree or order is likely to be issued that would prevent any of the transactions contemplated by this Agreement or would require a divestiture which would materially adversely affect the Business;

     (f) on the Closing Date, Seller will have delivered to Buyer the following:

               (i) a certificate dated the Closing Date executed by a Vice President of Seller, stating that, to the best of his knowledge, the conditions specified in subsections (a) through (c) hereof have been satisfied;

               (ii) certified copies of the resolutions duly adopted by Seller's board of directors, authorizing the execution, delivery and performance of this Agreement;

               (iii)     a short-form good standing certificate
          for Seller from its state of organization dated not earlier than five (5) days prior to the Closing Date;

               (iv) copies of any third party and governmental consents (or other evidence reasonably satisfactory to Buyer) that Seller is required by subsections (d) and
          (e) hereof to obtain in order to effect the transactions contemplated by this Agreement;

               (v) a bill of sale evidencing the sale of the Purchased Assets;

               (vii)     a transition services agreement between
          Seller and Buyer.

              (vii) partial assignment of Seller's rights under the Trademark License Agreement between Seller and the Dean Foods Company("Dean") dated December 27, 1993 to use the trademarks set forth in Schedule 4.11 (3) in connection with the manufacture, packaging, distribution, sale and promotion of foodservice juice products in the United States, its territories, Puerto Rico and to the US Military, to the extent authorized by said Trademark License Agreement; and

          (ix) such other documents as Buyer may reasonably request in connection with the transactions contemplated hereby.

     (g) all proceedings to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Seller in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Any condition specified in this Section 2.01 may be waived by Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

Section 2.02 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) the representations and warranties set forth in Article 5 hereof, both individually and considered as a whole, shall have been true and correct in all material respects as of the date hereof and such representations and warranties shall be true and correct in all material respects as of the Closing Date;

     (b) Buyer will have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement;

     (c) the consents, approvals or actions by third parties that are required for consummation of the transactions contemplated hereby and are indicated in Schedule 4.15 as being a condition to Closing for Seller will have been obtained;

     (d) no action or proceeding before any court or government body initiated by a governmental or administrative entity will be pending wherein a judgment, decree or order would prevent any of the transactions contemplated by this Agreement;

     (e) on the Closing Date, Buyer will have delivered to Seller the following:

               (i) an officers' certificate executed by the President or a Vice President of Buyer dated the Closing Date, stating, to the best of his or her knowledge that the conditions specified in subsections (a) or (b) hereof have been satisfied;

               (ii) certified copies of the resolutions adopted by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby;

               (iii) a short-form good standing certificate of Buyer from its state of organization, dated not earlier than five (5) days prior to the Closing Date;

               (iv) Buyer will have executed such agreements or instruments as are reasonably necessary to evidence
          Buyer's assumption of the Assumed Liabilities;

               (v) a transition services agreement between Seller and Buyer; and

               (vi) an agreement in form satisfactory to Seller to supply Kraft Foods Canada, Inc. and the Kraft Foods International unit of Kraft Foods, Inc. with their respective requirements for products of the Business
          (for Canada and Japan, respectively) for a period of eighteen (18) months on terms, equal to or better than the terms currently available to Seller under its agreement with Indian River Foods. At the end of eighteen
          (18) months, Buyer will supply Kraft Foods Canada, Inc, and Kraft Foods International on a basis competitive with customers which purchase similar quantities of juice products, after giving due consideration to any import or export duties. In no event will Buyer be required to supply goods and services at a price which is less than the Buyer's fixed and variable cost of production, including ingredient costs, direct labor, packaging costs and allocated manufacturing overhead, plus a profit margin of fifteen (15%). All importation duties on goods shipped into Japan or Canada will be paid by the Kraft Foods
          International unit of Kraft Foods, Inc.(or its customer for such goods) or Kraft Foods Canada, Inc.; and

               (vii)     such other documents as Seller may
          reasonably request in connection with the transactions contemplated hereby.

     (f) the Board of Directors of Seller's parent company or its executive committee shall have approved this Agreement and the transactions contemplated hereby.

     (g) all proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Any condition specified in this Section 2.02 may be waived by Seller, provided that no such waiver will be effective unless it is set forth in a writing executed by Seller.

                            ARTICLE 3

                    COVENANTS PRIOR TO CLOSING

Section 3.01  Affirmative Covenants of Seller.  Prior to the
Closing, unless Buyer has otherwise consented in writing, Seller will take the following actions with respect to the Business:

     (a) continue to conduct all operations of the Business at all locations at which such operations are presently conducted, but only in the ordinary and usual course of business;

     (b) use reasonable commercial efforts to preserve its present business relationships with customers and suppliers;

     (c) maintain the Purchased Assets in customary repair, order and condition;

     (d) maintain the financial records of the business in a manner consistent with historical practice;

     (e) maintain the existence of and protect the trademarks, service marks, trade names, copyrights, trade secrets, licenses and other proprietary rights of the Business;

     (f) comply in all material respects with applicable legal requirements and contractual obligations;

     (g) permit Buyer and its employees, agents, environmental consultants, appraisers and accountants and legal representatives to have reasonable access, on reasonable notice, during normal business hours, to the books, records, contracts, leases, key personnel, accountants, plants and equipment of the Business; and

     (h) use reasonable commercial efforts to comply with all conditions to Buyer's obligations to close and to obtain all other third party consents and governmental approvals relating to the transactions contemplated hereby.

Section 3.02     Negative Covenants of Seller.  Prior to the
Closing, without the prior written consent of Buyer, Seller will not with respect to the Business:

     (a)  take any action that would require disclosure under
Section 4.07 of this Agreement;

     (b) sell or transfer any of the Purchased Assets other than in the ordinary course of business;

     (c) make or obligate itself to make capital expenditures with respect to the Business aggregating more than $25,000 without prior approval of Buyer.

     Section 3.03 Covenant of Buyer. Prior to the Closing, Buyer will use reasonable commercial efforts to comply with all conditions to Seller's obligations to close.

                            ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.01 Corporate Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Seller is qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except such jurisdictions where the failure to qualify will not have a materially adverse effect on the Business. Except as set forth in
Schedule 4.01, Seller has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

Section 4.02     Authority; Authorization.  Except as set forth in
Schedule 4.01, the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby have been duly authorized by Seller, and the performance of this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

Section 4.03 No Violation. Except as set forth in Schedules 4.01 and 4.03, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not:

     (a) conflict with or result in any breach of any of, constitute a default under, result in a violation of, or give any third party the right to accelerate any obligation under the provisions of the charter or by-laws of Seller or any indenture, mortgage, loan agreement by which Seller is bound or to which any of the Purchased Assets are subject, or any law, statute, rule, regulation, judgment or decree to which Seller is subject; or

     (b) result in the creation of any lien, security interest, charge or encumbrance upon the Purchased Assets.

Section 4.04 Financial Schedules. Schedule 4.04 fairly presents in all material respects in accordance with Seller's historical accounting practices the operating results of the business for the 52-week periods ending December 31, 1994 and December 30, 1995. The operating results exclude interest and income tax expenses and amortization of intangibles.
Operating results consist of the following components:

     .    Operating Revenue - Gross sales less returns, cash discounts, warehouse allowances, unsaleables/distressed expenses and non-performance trade promotions.

     .    Variable Contribution - Operating revenue less production
       costs, co-manufacturer purchases, freights, variable distribution and variable trade promotions.

     .    Direct Contribution - Variable contribution less marketing expenses which include advertising and other promotions, expenses of servicing juice dispensers, depreciation expense of juice dispensers and depreciation of production equipment owned by the business.
       The Business sells Product to affiliated companies and divisions at normal customer (arm's length) prices. Total sales of Product to affiliates were approximately $1.5 million for the 52-week period ending December 31, 1994 and $1.3 million for the 52- week period ending December 30, 1995, and $0.3 million for the thirteen (13) weeks ending March, 1996.

Section 4.05 No Undisclosed Liabilities. Except as disclosed herein or in the Schedules hereto (or are not required to be disclosed in the Schedules because of materiality thresholds), and except for Excluded Liabilities and except as incurred after the date hereof in the ordinary course of business, the Business has no material liabilities or obligations that would be required to be reflected on a balance sheet (or required to be disclosed in the notes thereto) prepared in accordance with United States generally accepted accounting principles.

Section 4.06 No Material Adverse Change. Since March 31, 1996 and except as set forth in the Schedules, Seller has conducted the Business only in the ordinary course and in conformity with past practice, and there has been no material adverse change in the assets, business or employee, customer or supplier relations of the Business (exclusive of the Excluded Assets and the Excluded Liabilities), except for such changes that are attributable in whole or in part to the announcement of or knowledge with respect to the transactions contemplated by this Agreement.

Section 4.07 Absence of Certain Changes.  Except as set forth in
Schedule 4.07, since March 31, 1996, Seller has not with respect to the Business:

     (a) created, incurred, assumed or guaranteed any indebtedness or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

     (b) mortgaged, pledged or subjected to any lien, security interest or other encumbrance, any of the Purchased Assets, except liens for current property taxes not yet due and payable;

     (c) sold, assigned or transferred any assets, except in the ordinary course of business and consistent with past practices;

     (d) sold, assigned or transferred any patents, trademarks or trade secrets;

     (e) suffered any extraordinary losses, whether or not covered by insurance;

     (f) extended credit other than in the ordinary course of business or permitted any change in its credit practices or in its methods of maintaining its books, accounts or business records;

     (g) except as required by United States generally accepted accounting principles, changed any of its accounting principles or the methods by which such principles are applied for financial reporting purposes;

     (h) engaged in any trade promotion programs or other marketing or coupon programs other than in the ordinary course of business; or

     (i) entered into any agreement to do any of the acts previously described in this Section 4.07.

Section 4.08 Dispensing Equipment and Spare Parts Inventory. All dispensing equipment and associated spare parts inventories of the Business on the Closing Date will be at levels adequate, in Seller's judgment, in relation to the circumstances of the Business and in accordance with past dispensing equipment and spare parts stocking practices.

Section 4.09  Title to Purchased Assets.  Except as set forth in
Schedule 4.11, Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and valid title to all of the Purchased Assets (other than leased assets).

[Section 4.10 - Intentionally omitted.]

Section 4.11 Intellectual Property. Schedule 4.11 contains a complete and accurate list of all material patents, trademarks and trademark rights used in the operation of the Business in the manner in which it is currently being conducted. Schedule 4.11 also contains a complete and accurate list and description of all licenses and other agreements relating to any of the foregoing. Except as set forth on Schedule 4.11, with respect to the foregoing items of intellectual property and the material service marks, copyrights, formulae and trade dress currently used in the
Business:

     (a) Seller is the sole and exclusive owner free and clear of any rights of other persons and has the sole and exclusive right to use the same in the conduct of its business;

     (b) no proceedings have been instituted, are pending or, to the knowledge of Seller, are threatened which challenge any rights in respect thereto or the validity thereof;

     (c) none of the aforesaid infringes upon or otherwise violates the rights of others or is being infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge;

     (d) no licenses, sublicenses or agreements pertaining to any of the aforesaid have been granted or entered into by Seller;

     (e) Seller has not received any notice of interference or infringement of any of the foregoing; and

     (f) except as set forth in Schedule 4.11, Seller has the right to use the material trade secrets, know-how and processes used in the operation of the Business.

Section 4.12 Material Contracts. All contracts, agreements, instruments and leases (other than those entered into after the date hereof with the written consent of Buyer or which are Excluded Liabilities pursuant to Section 1.03(b)) related exclusively to the Business, or by which any of the Purchased Assets are subject, meeting any of the descriptions set forth below (the "Material Contracts"), are listed in Schedule 4.12:

     (a) any agreement obligating the business to purchase or sell any products or services and which either

               (i) was not entered into in the normal course of business; or

               (ii) is not terminable without payment or penalty upon 60 days (or less) notice; or

               (iii)     is in an aggregate amount exceeding
          $150,000.

     (b) any indebtedness, obligation or liability for borrowed money, or liability for the deferred purchase price of property in in aggregate amount exceeding $100,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability;

     (c) any joint venture, partnership or other arrangement involving a sharing of profits involving the Business;

     (d) any sales agency brokerage, distribution or similar contract;

     (e) any agreement restricting the right of the Business to compete with any other person or entity, which would apply to Buyer after the Closing;

     (f)  any consulting agreement or arrangement;

     (g) any Installment Sales Contract or Seller-Owned Equipment Agreement (set forth in Exhibits 4.12(g) (i) and (ii) of Schedule
4.12) for juice dispensing equipment; and.

     (h) any trade promotions and marketing programs as defined in Section 1.03(a)(ii).

Except as set forth in Schedule 4.12:

     (i) all Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affect the enforcement of creditors' rights or by general equitable principles;

     (j) Seller is not, and to the knowledge of Seller, no other party to any Material Contract is, in breach of any provision of, in violation of, or in default under the terms of any Material
Contract;

     (k) no event has occurred which, after the giving of notice or passage of time or otherwise, would constitute a default under or result in the breach of any Material Contract by Seller, or to the knowledge of Seller, by any other party; and

     (l) Seller has made available to Buyer accurate and complete copies of each Material Contract.

Section 4.13 Taxes. All federal, state and other tax returns, reports and declarations of every nature required to be filed by or on behalf of Seller (either separately or as part of a consolidated group) prior to the Closing have been timely filed and such returns, reports and declarations as so filed are complete and accurate and disclose all taxes required to be paid for the periods covered thereby, except for any such failures to file and such errors which would not have a material adverse effect on the Business. All taxes and all deficiency assessments, penalties and interest relating to any period ending prior to the Closing shall have been paid as of the Closing. All taxes, including estimated taxes, for periods beginning before and ending on or after the Closing have been paid as required by law in a timely manner. There are no tax liens on any property of Seller and no basis exists for any such liens.

Section 4.14 Litigation. Except as set forth in Schedule 4.14, Seller is not engaged in or a party to or, to the knowledge of Seller, threatened with any suit, action proceedings, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation with respect to the Business that are reasonably likely to have a MAE on the Business or the Purchased Assets. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Seller, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which are reasonably likely to materially adversely affect Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 4.15  Compliance with Law, and Licenses and Permits and
Consents.

     (a) Except as set forth in Schedule 4.15 and in the other Schedules attached hereto, Seller is not, with respect to the Business, in material violation of any law or regulation, including, without limitation, any law or regulation pertaining to occupational safety or health, environmental protection, price discrimination, antitrust, equal employment opportunity, employees retirement income security or other law, ordinance, judicial decree, order or regulation. No notice (the reason for which has not been corrected) has been served upon Seller by any governmental body or other person of any violation of any law, ordinance, code, rule or regulation or requiring or calling attention to the necessity of any work, repairs, new construction, installation or alteration in connection with any real or personal property or equipment of Seller with respect to the Business.

     (b) Seller has all material licenses, permits, approvals and other authorizations as are necessary in order to enable it to own, operate and use its assets and conduct its business as it is currently being conducted . All such licenses, permits, approvals, franchises, clearances and authorizations are listed in
Schedule 4.15, and are in full force and effect. Except as set forth in Schedule 4.15, no material violations have been recorded or alleged in respect of any such licenses, approvals or authorizations, and no proceeding is pending or, to the knowledge of Seller, threatened or contemplated with respect to the revocation or limitation of the same.

     (c) Except as set forth in Schedule 4.15, there are no third party consents required in order to permit or allow Buyer to own or operate the Purchased Assets or the Business after Closing in materially the same way as they were operated prior to Closing.

Section 4.16 Environmental Matters. The dispensing units to be transferred to Buyer hereunder employ chlorofluorocarbons as a coolant. Federal Environmental Protection Agency ("EPA") regulations currently prohibit the unregulated venting of such coolant, and require that such coolant be recovered prior to disposal of the equipment. Seller represents that Seller is in material compliance with the currently applicable EPA and any other Federal, State and Local regulations with respect to venting of such coolant, but Seller makes no representation and disclaims all liability to Buyer with respect to venting of equipment supplied to distributors and other customers by Seller, except that Seller has informed its customers in writing about such EPA regulations.

Section 4.17 NO IMPLIED REPRESENTATIONS. SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE CONDITION, MERCHANTABILITY OR SUITABILITY OF ANY OF THE PURCHASED ASSETS, AND IT IS UNDERSTOOD THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS ARTICLE 4, BUYER TAKES THE ASSETS AS IS AND WHERE IS.

                            ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller:

Section 5.01 Corporate Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

Section 5.02 Authorization. The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby have been duly authorized by Buyer. The performance of this Agreement and the other agreements contemplated hereby constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

Section 5.03 No Violation. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Buyer and the consummation of the transactions contemplated hereby or thereby do not and will not:

     (a)  conflict with or result in any breach of;

     (b)  constitute a default under;

     (c)  result in a violation of; or

     (d) give any third party the right to accelerate any obligation under the provisions of Buyer's certificate of incorporation or bylaws or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, regulation, judgment or decree to which Buyer is subject.

Section 5.04 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Buyer, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

                            ARTICLE 6
                           TERMINATION

Section 6.01 Termination. This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.

Section 6.02 Confidentiality. In the event of any termination of this Agreement, each of Seller and Buyer shall treat as confidential and not disclose, or use directly or indirectly for its benefit in any manner whatsoever, or permit others under its control to disclose, or to use, any information concerning the other obtained pursuant to or in connection with the transaction which is the subject of this Agreement which is not a matter of public knowledge, and Seller and Buyer shall each promptly return to the other or destroy upon written request all written information and documents received from the other or its representatives, including all copies thereof.

                            ARTICLE 7
                      ADDITIONAL AGREEMENTS

Section 7.01 Survival. The representations, warranties, covenants and agreements set forth in this Agreement, or in any writing delivered in connection with this Agreement, will survive the Closing Date and the consummation of the transactions contemplated hereby, notwithstanding any examination made for or on behalf of Buyer or Seller; provided, however, that the representations and warranties of Seller contained in Article 4 and the representations and warranties of Buyer contained in
Article 5 shall survive only until December 31, 1997. No claim for the recovery of indemnifiable damages based upon the inaccuracy of such representations and warranties may be asserted by a party after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

Section 7.02  Indemnification.

     (a) Seller agrees to indemnify Buyer and its affiliates, officers, directors and agents and hold them harmless against any loss, liability, claim, damage or expense (including reasonable legal expenses and costs) ("Losses") which any of such persons or entities may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant, or agreement by Seller contained in this Agreement or the other agreements contemplated hereby, or the failure of Seller to pay, discharge or perform any of the Excluded Liabilities; provided, however, that Seller will not be liable for any such loss, claim, damage, liability, or expense arising out of a breach by Seller of any representation or warranty contained in Article 4 unless the aggregate amount of all such losses, claims, damages, liabilities, and expenses resulting to Buyer from all such breaches or claims exceeds an amount equal to 5% of the Purchase Price (the "Seller's Allowance"), in which case Seller will only be liable for such amounts in excess of the amount of the Seller's Allowance; and provided further, that in no event shall the aggregate amount of Seller's liabilities arising out of a breach by Seller of any representation or warranty contained in Article 4 exceed one-third of the Purchase Price (but claims arising under Section 1.03(b)(vi) hereof shall not be subject to such limitation).

      (b) Buyer agrees to indemnify Seller and its affiliates, officers, directors and agents and hold them harmless against any loss, liability, claim, damage or expense (including reasonable legal expenses and costs) which any of such persons or entities may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement or the other agreements contemplated hereby, or any failure of Buyer to discharge or perform any of the Assumed Liabilities, and shall indemnify Seller and its affiliates, officers, directors and agents and hold them harmless against any and all actions, suits, claims and other proceedings which arise directly or indirectly out of the operation of the Business after the Closing, including without limitation the manufacture, distribution, marketing and sale of products; provided, however, that Buyer will not be liable for any such loss, claim, damage , liability or expense arising out of a breach by Seller of any representation or warranty contained in
Article 5 unless the aggregate amount of all such losses , claims, damages, liabilities and expenses resulting to the Seller from all such breach or claims exceeds an amount equal to 5% of the Purchase Price (the "Buyers Allowance") in which case the Buyer will only be liable for such amounts in excess of the Buyers Allowance.

     (c) Promptly, but in no event later than 90 days, after receipt by an officer of Buyer or of Seller, of written notice of any claim or potential claim by any third party, which could give rise to a right to indemnification pursuant to Section 7.02(a) or
(b), Buyer or Seller, as the case may be, shall give the party who may become obligated to provide indemnification hereunder written notice describing such claim in reasonable detail to the extent then known. After the indemnifying party has acknowledged in writing that it is indemnifying the other party with respect to any such claim, the indemnifying party will be entitled to assume the defense thereof; provided, however, that the other party may at its election and its own expense participate in any such defense to the extent that it reasonably believes that the defense of such claim, including the anticipated resolution, will materially affect its ongoing business. At the indemnifying party's reasonable request, the other party will cooperate with the indemnifying party in the preparation or conduct of any such defense (including Seller's defense of an Excluded Liability or Buyer's defense of an Assumed Liability), and the indemnifying party will reimburse the other party for any expenses incurred in connection with such request.

     (d) The indemnification rights provided in Sections 7.02, 7.08, and 8.10 shall be the sole and exclusive remedy available to each of the parties to this Agreement as against the other party for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in connection with or arising out of or relating to any of the transactions contemplated hereby.

     (e) Any indemnity under this Agreement shall be treated as an adjustment to the Purchase Price for income tax purposes.

Section 7.03 Continuing Assistance. At any time and from time to time after the Closing, at Buyer's request and without further consideration or compensation whatsoever, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto. Subsequent to the Closing, Seller will refer all customer, supplier, and other inquiries relating to the Business to Buyer.

Section 7.04  Expenses and Transfer Taxes.

     (a) Except as otherwise expressly provided herein, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder (whether or not the Closing occurs), and the consummation of the transactions contemplated by this Agreement.

     (b) Buyer and Seller will each pay one-half of all state, county, or local or provincial sales, excise, value added, use, registration, stamp or other transfer taxes and similar taxes, levies, charges or fees required to be paid on the transfer of any of the Purchased Assets. The parties will cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation; provided that Buyer shall be responsible for all such taxes which are in excess of the amounts which would otherwise apply if one or more of Buyer's affiliates, rather than Buyer, acquires any of the Purchased Assets.

Section 7.05 Press Releases and Announcements. No press releases, announcements or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made without the joint approval of Buyer and Seller, except for any public disclosure which Buyer or Seller in good faith believes is required by law (in which case the disclosing party will consult with the other party prior to making such disclosure). Buyer and Seller will cooperate to prepare press releases to be issued on the Closing date.

Section 7.06  Retention and Access to Records.

     (a) The parties recognize that Seller will require full access to all appropriate records and documentation of the Business audits for tax periods in which Seller owns the Business. Buyer and Seller agree that Seller may:

               (i) maintain copies of any business records of the Business which are included in the Purchased Assets, and

               (ii) prepare a comprehensive index and file plan of any business records of the Business which are included in the Purchased Assets (the "File Plan").

     (b) Buyer agrees to maintain such records in a manner consistent with the File Plan and to keep such materials reasonably accessible for a period of not less than ten years from the Closing Date (plus any additional time during which Buyer has been advised that there is an ongoing tax audit with respect to periods prior to the Closing Date.

     (c) During such period, Buyer agrees to give Seller reasonable cooperation, access (including copies), and reasonable staff assistance (at a cost to Seller of $0.10 (ten cents) per copy requested by Seller), as needed, during normal business hours with respect to books and business records and other financial data delivered to Buyer hereunder for (i) the preparation of tax returns and financial statements and (ii) the management and handling of tax audits, and (iii) for the defense and investigation of any claims, consumer or governmental complaints, or other liabilities asserted by third parties related to the Business. Buyer shall have the same rights, and Seller the same obligations, as are set forth in the preceding sentence with respect to records of Seller pertaining to the Business that are not included in the Purchased Assets with the exception of tax returns relating to taxes that are not the responsibility of Buyer.

     (d)  Whether before or after the expiration of the period in
(b), above, Buyer shall furnish information regarding payment or deductibility of liabilities assumed if Seller deems such information reasonably necessary for income tax purposes.

Section 7.07  Non-Competition.

     (a) Seller agrees that for a period of three years commencing with the Closing Date, it and its affiliates will not, directly or indirectly, either for itself or any affiliate or for any other person, partnership, corporation or company, permit its name to be used by or participate in any enterprise involved in the business of producing, manufacturing, marketing, distributing or selling a frozen concentrated 100% juice products for foodservice anywhere in the United States of America
(the "Territory"). For purposes of this Agreement, the term "Participate" includes any direct or indirect interest in any enterprise, whether as stockholder, partner, or otherwise
(other than by ownership of less than five percent of the stock of a publicly-held corporation) or otherwise. Seller agrees that this covenant is reasonably designed to protect Buyer's substantial investment and is reasonable with respect to its duration, geographical area and scope.

     (b) Notwithstanding anything set forth above to the contrary:

               (i) Seller may hereafter purchase, or otherwise become affiliated with or participate in, an enterprise producing, manufacturing, marketing or selling a frozen concentrated 100% juice products for foodservice in the Territory if less than twenty-five (25%) of the aggregate gross revenues of such enterprise for its most recently concluded fiscal year were derived from producing, manufacturing, marketing or selling frozen concentrated 100% juice products for foodservice in the Territory.

               (ii) Seller may continue to own and operate or hereafter own, operate, acquire or otherwise become affiliated with any wholesale or retail grocery business, any grocery distribution business, any ingredient supply business or any foodservice distribution business other than the Business;

               (iii) Seller may engage in any joint marketing, promotion or in-store merchandising program for any of Seller's products and any frozen concentrated 100% juice products for foodservice produced by or for any Person not bound by this paragraph provided that no such program shall be designed to or executed in such a manner so as to create the impression that Seller is engaged in the frozen concentrated 100% juice products for foodservice business; and

               (iv) Seller may engage in Seller's other frozen concentrate for foodservice businesses (which market such products under trademarks other than BIRDS EYE(R) and GOLD `N RICH(R) in the United States, including products that include frozen concentrated 100% juice products as an ingredient, provided that none of such products do not constitute frozen concentrated 100% juice products for foodservice.

Section 7.08 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Notwithstanding anything to the contrary in Section 7.02, Seller agrees to indemnify Buyer against all liability, damage or expense which Buyer may suffer due to the failure to so comply or to provide notice required by any such law.

Section 7.09 Allocation of Purchase Price and Assumed Liabilities. No later than 90 days after Closing, Buyer shall prepare and submit to Seller for its approval, which approval will not be unreasonably withheld, its proposed allocation of the Purchase Price and the Assumed Liabilities. In the event Buyer and Seller agree on such an allocation, such allocation shall be reflected in an allocation schedule which shall become part of this Agreement, and Buyer and Seller agree to allocate the Purchase Price and the Assumed Liabilities in accordance with such schedule, to be bound by such allocations for income tax purposes, to account for and report the purchase and sale in accordance with such allocations, and not to take any position which is inconsistent with such allocations without the prior written consent of the other, except to the extent such consistency is not permitted by applicable law or generally accepted accounting principles. The parties will exchange drafts of any information returns required by IRC Section 1060 and any similar state statutes, at least ten days prior to filing such returns and will discuss in good faith any modifications suggested by the receiving party.


Section 7.10 Third Party Beneficiaries. This Agreement does not create any rights in parties who are not a party to this Agreement, other than the parties entitled to be indemnified pursuant to Section 7.02 hereof.

Section 7.11 Non-Assignable Undertakings and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any claim, contract, license, permit, lease, commitment, sales order or purchase order which would otherwise be assigned hereunder if any attempted assignment thereof without the consent of the other party thereto or the grantor thereof would constitute a breach thereof or would in any way affect the rights of Seller thereunder. If such consent is not obtained, Seller shall act as the agent for Buyer in order to obtain for Buyer the benefit thereunder. To the extent that consents or waivers are not obtained by Seller prior to Closing, Seller and Buyer shall continue to seek such consents or waivers and to cooperate with each other to establish, to the extent practicable, arrangements that are reasonable and lawful as to both Seller and Buyer, and which result in the benefits and obligations under such assumed contracts, leases and permits being apportioned in a manner that is in accordance with the purpose and intention of this Agreement.

                            ARTICLE 8

                          MISCELLANEOUS

Section 8.01  Amendment and Waiver.

     (a) This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon Seller only if set forth in a writing executed by Seller, and any such amendment or waiver will be binding upon Buyer only if set forth in a writing executed by Buyer.

     (b) No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 8.02 Notices. Except as otherwise expressly set forth in this Agreement, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given and to have been received when delivered personally, or by documented overnight delivery service, or sent by telecopy, telefax, or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by first class mail, return receipt requested. Notices, demands and communications to Buyer or Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Seller:                      with a copy to:

North American Foodservice Division
Kraft Foods, Inc.                       Kraft Foods, Inc.
Kraft Court                             Three Lakes Drive
Glenview, IL 60025                      Northfield, IL  60093
  Attn:   Thomas P. Hoeppner
          President                     Attn:  General Counsel
  FAX:                                  FAX:  (847) 646-4431

Notices to Buyer:                       with a copy to:

Orange-co, Inc.
2020 US Highway 17 South
Bartow, Florida 33830

Attention: Gene Mooney
           President



FAX:

Section 8.03 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without prior written consent of the other party, except that Buyer may assign all or any of its rights and obligations hereunder to any designated affiliate of Buyer so long as (i) such assignment(s) do not result in any delay in consummating the transactions contemplated hereby, (ii) no such assignment shall relieve Buyer of its obligations hereunder and (iii) Buyer shall be responsible for any increased costs resulting therefrom.

Section 8.04 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.05  No Strict Construction.  The language used in this
Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

Section 8.06 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

Section 8.07 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 8.08  Governing Law/Arbitration.

     (a) The substantive law (and not the law of conflicts) of the State of New York will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     (b) The parties hereto agree to attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. The following outlines the steps that the parties will take in such regard:

          (i) Any party may give the other party hereto written notice of any dispute not resolved in the normal course of business. Within 15 business days after delivery of the notice, the receiving party shall submit to the other party a written response. The notice from the initiating party and the response from the receiving party shall include (a) a statement of the party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive at a meeting of the parties. Such executive(s) shall have the authority to settle the controversy and shall be a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 30 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

          (ii) If the disputed matter has not been resolved within 60 days of the disputing party's notice, or if the executives fail to meet within 30 days, either party may initiate resolution of the dispute through alternate dispute resolution ("ADR") procedures by sending written notice to the other party. Such ADR may, at the election of the parties, take the form of mediation, arbitration, neutral fact finding, mini-trial, or any other such form of dispute resolution agreed to by the parties. Within 30 days of receipt of notice of initiation of ADR procedures the parties will agree to: (a) the form of ADR procedure, and (b) the ground rules of the proceeding, including, but not limited to, whether binding, the role of the neutral, meetings of the parties, when parties may withdraw, timing, discovery, party representatives, costs of the proceeding, and the settlement agreement. The parties agree that the Center for Public Resources ("CPR") Model ADR Procedures will be used as a guide in determining such proceedings and ground rules.

          (iii) The procedures specified in this section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of this Agreement; provided, however, that a party, without prejudice to the above procedures, may file a complaint for statute of limitations or venue reasons, or to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this section. In the event that disputes arising out of this Agreement are not able to be resolved by the parties pursuant to ADR, then the parties may pursue any legal remedy available.

          (iv) All negotiations pursuant to this section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

Section 8.09 Counterparts. This Agreement may be executed in one or more counterparts (including by means of Faxed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

Section 8.10 Investment Advisors. Buyer has not used an investment advisor in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of Buyer. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of Seller. Notwithstanding anything to the contrary in Section 7.02, Buyer will indemnify Seller for any breach of its representation in this Section, and Seller will indemnify Buyer for any breach of their representation in this Section.

Section 8.11 Disclaimer Regarding Projections. In connection with Buyer's investigation of the Business, Buyer has received from Seller certain projections, including but not limited to and projections of volume and revenue for fiscal years 1996 and 1997 and certain business plan information for such fiscal years. This information includes the information provided to Buyer on or about January, 1996 and information contained in the Confidential Evaluation Materials and the Data Room. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer shall have no claim against Seller with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such projections and other forecasts and plans.

Section 8.12 Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties as a whole.

Section 8.13 Waiver of Trial by Jury. Buyer and Seller each waive any right to trial by jury with respect to any claim, action, counterclaim or defense arising out of this Agreement, any Schedule hereto or any action or omission of Buyer or Seller in connection with the transactions contemplated hereby or thereby.

Section 8.14 Representation by Counsel, Interpretation. Seller and Buyer each acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

KRAFT FOODS, INC.                       BUYER:  ORANGE-CO, INC.
NORTH AMERICAN
FOODSERVICE DIVISION

BY:/s/John Neubauer                     BY:/s/Gene Mooney
- --------------------------              ___________________________
John Neubauer                           Gene Mooney

PRINT:    John Neubauer                 PRINT:  Gene Mooney

TITLE:    Business Unit Mgr             TITLE:  President

DATE:     6/28/96                       DATE:   June 28, 1996